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                                                                    EXHIBIT 16.1

April 1, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Covanta Energy Corporation's Form 8-K/A dated April 1, 2004, and have the following comments:

1. We agree with the statements made in the first four paragraphs of Item 4 of the Form 8-K/A.

2. We have no basis on which to agree or disagree with the statements made in the fifth paragraph of Item 4, discussing Covanta Energy Corporation's consultation with Ernst & Young LLP.


Yours truly,


/s/ Deloitte & Touche LLP
Parsippany, New Jersey